UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 14, 2014

Armada Oil, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55128	98-0195748
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

5220 Spring Valley Road
Suite 615
Dallas, TX 75254
 (Address of principal executive offices, including zip code)

(972) 490-9595
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On March 14, 2014, Armada Oil, Inc. (the “Company,” “we,” “us” or “our”) entered into a purchase and sale agreement with Piqua Petro, Inc., a Kansas corporation, pursuant to which we will purchase from Piqua Petro its interests in six oil and gas leases covering approximately 1,040 acres in Woodson County, Kansas, with total current production of approximately 80 barrels per day.  We will pay the seller $6,500,000 in cash for the leases (subject to an adjustment in our favor for production revenue received by the seller for production from and after March 1, 2014, and an adjustment in favor of the seller for its operating costs on and after March 1, 2014).  We have paid a non-refundable $100,000 earnest money deposit and will pay the balance at closing, which both we and the seller are obligated to use best efforts to effect by April 3, 2014.  We will acquire 100% of the leasehold working interest in the lands covered by the leases, subject to royalties, overriding royalties and other expense-free burdens on production that do not exceed 12.5% of 8/8ths, such that the net revenue interest in the leases conveyed to us will not be less than 87.5%.  The agreement contains certain due diligence and other conditions to closing, and there can be no assurance that those conditions will be satisfied.  The agreement also contains certain indemnification and other customary provisions.

The foregoing is a summary of the material terms and conditions of the purchase and sale agreement and is qualified by reference to the agreement, a copy of which is filed as an exhibit to this report, and which is incorporated herein by reference.

We intend to fund the payment of the purchase price for these leases by drawing down “Tranche B” under the Unit Purchase Agreement (the “UPA”) between us and Gulfstar Resources, LLC (“Gulfstar”) entered into in December 2013, under which Gulfstar is obligated to purchase an additional aggregate 11,873 Class A Units of our subsidiary TNR Holdings, LLC (“TNRH”) at a price of $564.31 per Class A Unit ($6,700,053 in the aggregate).  Since the first closing under the UPA, Gulfstar holds a 34.375% membership interest in TNRH; the additional funding will result in Gulfstar acquiring an additional 25.925% membership interest in TNRH, for a total of 60.3%.  Subsidiaries of TNRH own a 100% working interest in the Lake Hermitage Field in Plaquemines Parish, Louisiana, along with various working interests in producing properties in three additional fields in Plaquemines and Lafourche Parishes, Louisiana and operate substantially all these working interests.  A further description of the UPA and related agreements is set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 2013, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

In reviewing the agreements included or incorporated by reference as exhibits to this Current Report on Form 8-K, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company or the other parties to the agreements.  The agreements may contain representations and warranties by each of the parties to the applicable agreement.  These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the Company may be found in the Company’s public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Exhibit Number	Description

10.1	Agreement for Purchase and Sale dated as of March 13, 2014, by and between Piqua Petro, Inc., and Armada Midcontinent, LLC, or its assigns

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Armada Oil, Inc.

Date: March 20, 2014	By:	/s/ Randy M. Griffin
Name: Randy M. Griffin
Title: Chief Executive Officer